GLOBAL INTELLICOM, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

                     COMPUTATION OF INCOME PER COMMON SHARE
                                   (Unaudited)
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
                                                               Three months ended                      Nine months ended
                                                                  September 30,                          September 30,
                                                     -------------------------------------------------------------------------------
                                                           1997               1998                 1997                 1998
                                                     -----------------   ----------------   -------------------   ------------------

 PRIMARY  INCOME (LOSS) PER COMMON SHARE

      Income (Loss) from continuing
      operations                                        $     172,798            728,352              (605,104)           1,983,469

      Less: Cumulative undeclared dividend on
           Series 3 Convertible Preferred
           Stock                                               52,500             52,500               157,500              157,500
                                                        -------------     --------------       ---------------       --------------
                                                        $     120,298     $      675,852       $      (762,604)      $    1,825,969
                                                        =============     ==============       ===============       ==============

      Loss from discontinued operations                 $    (688,246)                 0       $     3,614,595              (45,000)
                                                        =============     ==============       ===============       ==============

      SHARES:

           Weighted average number of common
                shares outstanding                          7,433,270         10,026,235             7,433,270            8,555,420
                                                        =============     ==============       ===============       ==============


      NET INCOME (LOSS) PER COMMON SHARE
           Income (Loss) from continuing
           operations                                           0.02                0.07                (0.10)       $         0.22
           Discontinued operations                             (0.09)                  0                (0.46)                (0.01)
                                                        -------------     --------------       ---------------       --------------
                                                        $       (0.07)    $         0.07       $         (0.56)                0.21
                                                        =============     ==============       ===============       ==============


FULLY DILUTED INCOME (LOSS) PER COMMON SHARE

                fully diluted shares                        7,433,270         14,846,748             7,433,270           13,455,705


FULLY  DILUTED INCOME (LOSS) PER COMMOM SHARE
           Income (Loss) from continuing operations             0.02                0.05                 (0.10)                0.15
           Discontinued operations                              (0.09)              0.00                 (0.46)               (0.00)
                                                        -------------     --------------       ---------------       --------------
                                                                (0.07)              0.05                 (0.56)                0.15
                                                        =============     ==============       ===============       ==============


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